Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Jordan Siegel Inducement Equity Grant Outside of Plan of Nabi Biopharmaceuticals of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedule of Nabi Biopharmaceuticals included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Nabi Biopharmaceuticals management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nabi Biopharmaceuticals, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Fort Lauderdale, Florida

June 7, 2006